UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________

FORM 8-K
CURRENT REPORT

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	September 27, 2013

TC PipeLines, LP
(Exact name of registrant as specified in its charter)

Delaware	001-35358	52-2135448
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

717 Texas Street, Suite 2400 Houston, TX	77002-2761
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(877) 290-2772

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01                  Regulation FD Disclosure.

On Friday, September 27, 2013, Great Lakes Gas Transmission Limited Partnership (Great Lakes) filed with the Federal Energy Regulatory Commission (FERC) a settlement with its customers to modify its transportation rates beginning on November 1, 2013.  The settlement is expected to be approved by the FERC before the end of the year.

The settlement establishes maximum recourse transportation rates on the Great Lakes system.  Commencing in November 2013, Great Lakes’ rates will increase compared to current rates by approximately 21 percent.  Management expects that this will result in a modest increase in the portion of Great Lakes’ revenue derived from its recourse rate contracts.  The settlement includes a moratorium on filing rate cases or challenging the settlement rates between November 1, 2013 and March 31, 2015 and requires that Great Lakes file to have new rates in effect no later than January 1, 2018.

TC PipeLines, LP (the “Partnership”) owns a 46.45 per cent general partner interest in Great Lakes. The other 53.55 per cent partner interest in Great Lakes is owned by TransCanada Corporation (“TransCanada”).  The general partner of the Partnership is TC PipeLines GP, Inc., a wholly-owned subsidiary of TransCanada.

The information disclosed in this Item 7.01 is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act except as expressly set forth by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TC PipeLines, LP by: TC PipeLines GP, Inc., its general partner
By: /s/ Annie C. Belecki Annie C. Belecki Secretary

Date: September 30, 2013